Exhibit 99.1

SUPERIOR	Investor Relations Line:
(818) 902-2701 www.supind.com

Contacts:
Superior Industries
Kerry Shiba
(818) 781-4973
NEWS RELEASE
PondelWilkinson Inc.
Robert Jaffe / Roger Pondel
(310) 279-5980
Investor@pondel.com

Superior Industries Reports Financial Results
For 2013 Second Quarter

VAN NUYS, CALIFORNIA -- August 2, 2013 -- Superior Industries International, Inc. (NYSE:SUP) today reported net income of $6.3 million, or $0.23 per diluted share, for the second quarter of 2013, compared with net income of $6.4 million, or $0.23 per diluted share, for the second quarter of 2012.

Consolidated net sales for the 2013 second quarter decreased 7 percent to $199.0 million from $215.1 million for the comparable period a year ago. Unit shipments decreased 12 percent to 2.9 million from 3.3 million in last year's second quarter. Gross profit increased to $16.2 million and was 8 percent of net sales for the current year quarter, compared with $15.7 million, or 7 percent of net sales for the same period a year ago.

The company said the negative impact of lower unit volume on net sales was partially offset by a 3 percent increase in the average unit selling price in the 2013 second quarter. The increase in average unit selling price reflected an improved mix of wheel sizes and finishes, partially offset by a decline in the value of the aluminum component of sales, which generally is passed through to customers. The improved gross profit and margin percentage in the 2013 second quarter primarily reflected higher average selling prices and marginally lower costs overall.

“While the fundamentals of the auto sector remain strong, it appears that Superior's more selective pricing decisions and ongoing capacity limitations are reflected in the reduced unit sales volume,” said Steven J. Borick, Chairman, Chief Executive Officer and President. “We are investing in our existing plants to enhance efficiencies and improve processes, and we are making excellent progress with the construction of a new manufacturing facility in Mexico that is expected to be completed in 2015 and increase capacity by approximately 20 percent.”

Selling, general and administrative expenses for the 2013 second quarter decreased to $7.1 million from $7.5 million for the comparable 2012 period.

Consolidated income from operations for the 2013 second quarter increased to $9.1 million, or 5 percent of net sales, from $8.2 million, or 4 percent of net sales, last year.

Income taxes for the second quarter amounted to $3.5 million, or 36 percent of pretax income, compared with $2.0 million, or 24 percent of pretax income, for the same period in 2012. The 2013 effective tax rate was impacted primarily by certain non-deductible expenses incurred during the quarter.

At June 30, 2013, working capital was $347.6 million, including cash, cash equivalents and short-term investments of $206.5 million. At December 31, 2012, working capital was $338.3 million, including cash, cash equivalents and short-term investments of $207.3 million. Superior has no bank or other interest bearing debt.

Year-to-Date Results

Consolidated net sales for the first half of 2013 were $405.4 million, compared with $417.5 million for the comparable period a year ago, primarily reflecting a decrease in the number of wheels shipped. Unit shipments for the first six months of 2013 were 6.0 million versus 6.4 million a year ago. The negative impact of lower unit sales volume was partially offset by a 2 percent increase in the average selling price for the first half of 2013, attributable to an improved mix of wheel sizes and finishes offset partially by a decline in the value of the aluminum component of sales.

Consolidated gross profit for the first half of 2013 decreased to $29.8 million and was 7 percent of net sales, compared with $32.8 million, or 8 percent of net sales, for the comparable period a year ago. The gross profit and margin percentage declines in the first half of 2013 were largely the result of lower volumes. Despite the second quarter improvement, the year-to-date declines primarily reflect lower cost efficiency in the first quarter of this year.

Selling, general and administrative expenses were $14.3 million, or 4 percent of net sales, for the first half of 2013, compared with $14.4 million, or 3 percent of net sales, for the comparable period in 2013.

Consolidated income from operations was $15.5 million, or 4 percent of net sales, for the first half of 2013, versus $18.4 million, or 4 percent of net sales, in 2012.

The year-to-date 2013 income tax provision was $5.5 million, or 33 percent of pretax income, compared with $6.2 million, or 32 percent of pretax income, for the first half of 2012.

Conference Call

Superior will host a conference call beginning at 10 a.m. PT (1 p.m. ET) on Friday, August 2, 2013 that will be broadcast on the company's website, www.supind.com. Interested parties are invited to listen to the webcast. In addition, a PowerPoint presentation will be posted on the company's website and referred to during the conference call. The webcast replay will be available at the same Internet address approximately one hour after the conclusion of the conference call and will be archived for approximately one year.

During the conference call, the company's management plans to review operating results and discuss other financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries

Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its five plants in both the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include Ford, General Motors, Chrysler, BMW, Mitsubishi, Nissan, Subaru, Toyota and Volkswagen. For more information, visit www.supind.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which include, but are not limited to benefits anticipated by investments to enhance existing facilities and improve process capabilities and operating efficiencies and the company's plans to construct a new manufacturing facility in Mexico, are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company's Securities and Exchange Commission filings and reports, including the company's Annual Report on Form 10-K for 2012. These factors and risks relate to items including, but not limited to, general automotive industry and market conditions and growth rates, as well as general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(Financial Tables Below)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Income Statements (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
Net Sales	$198,993	$215,053	$405,434	$417,510

Cost of Sales	182,756	199,337	375,679	384,686
Gross Profit	16,237	15,716	29,755	32,824

Selling, General and Administrative Expenses	7,090	7,490	14,299	14,375
Income From Operations	9,147	8,226	15,456	18,449

Interest Income, net	441	216	876	516
Other Income (Expense), net	283	(4)	414	337
Income Before Income Taxes	9,871	8,438	16,746	19,302

Provision for Income Taxes	(3,547)	(2,024)	(5,488)	(6,155)
Net Income	$6,324	$6,414	$11,258	$13,147

Income Per Share:
Basic	$0.23	$0.24	$0.41	$0.48
Diluted	$0.23	$0.23	$0.41	$0.48

Weighted Average and Equivalent Shares Outstanding for Income Per Share:

Basic	27,348,000	27,209,000	27,328,000	27,190,000
Diluted	27,452,000	27,307,000	27,504,000	27,313,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	June 30,	December 31,
	2013	2012
Current Assets	$408,816	$404,908
Property, Plant and Equipment, net	149,804	147,544
Investments and Other Assets	51,552	47,149
	$610,172	$599,601

Current Liabilities	$61,250	$66,578
Long-Term Liabilities	69,915	66,118
Shareholders' Equity	479,007	466,905
	$610,172	$599,601